EX-99(a)(1)(ii)

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF TRUST

OF

VIRTUS-NEWFLEET GLOBAL MULTI-SECTOR INCOME FUND

The undersigned certifies that:

1.	The name of the statutory trust is Virtus-Newfleet Global Multi-Sector Income Fund (the “Trust”).

2.	The amendment to the Certificate of Trust of the Trust set forth below (the “Amendment”) has been duly authorized by the sole trustee of the Trust:

The First Article of the Certificate of Trust is hereby amended to read as follows:

FIRST: The name of the statutory trust formed hereby is Virtus Global Multi-Sector Income Fund.

3.	This Amendment shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

4.	This Amendment is made pursuant to the authority granted to the trustee of the Trust under Section 3810(b) of the Act and pursuant to the authority set forth in the governing instrument of the Trust.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Amendment this 29th day of November, 2011.

/s/ George R. Aylward

George R. Aylward
Trustee